EXHIBIT 99.1

For Immediate Release	Contact: Anthony L. Mattacchione
December 7, 2004	(860) 644-1551

GERBER SCIENTIFIC ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a loss for the three months ended October 31, 2004 (the "fiscal 2005 second quarter") of $0.05 per diluted share on revenue of $131.4 million compared with earnings of $0.12 per diluted share on revenue of $130.3 million for the three months ended October 31, 2003.

For the six months ended October 31, 2004, the Company reported a loss of $0.02 per diluted share on revenue of $259.1 million compared with earnings of $0.14 per diluted share on revenue of $259.2 million for the six months ended October 31, 2003.

Foreign currency translation had the effect of increasing revenue by $5.7 million and $9.9 million for the fiscal 2005 second quarter and the fiscal 2005 six-month period, respectively, over the prior year comparable periods.

Fiscal 2005 second quarter results reflected:

  Pre-tax operating charges of $3.9 million, which were largely attributable to changing the Spandex operation's business model within the Sign Making and Specialty Graphics segment.

  Lagging equipment sales in the Sign Making and Specialty Graphics segment.

  Apparel and Flexible Materials segment revenue of $43.9 million, which represented the highest quarterly revenue for this segment since the fiscal 2001 fourth quarter and an increase of 14.5 percent over segment revenue for the fiscal 2004 second quarter.

  Debt repayments totaling $4.2 million and interest expense reduction of $1.5 million from the fiscal 2004 second quarter.

  Net debt-to-total capital ratio improvement to 27.7 percent, resulting in the lowest level since the Spandex acquisition in fiscal 1999. At October 31, 2004, debt had declined to $53.7 million and net debt to $47.4 million.

Commenting on the second quarter results, Marc T. Giles, president and chief executive officer said, "We made significant progress re-engineering our Spandex business in the second quarter as we continued the execution of our three-year turnaround plan. However, this effort led to operating charges that resulted in a disappointing earnings performance for the quarter. As we complete our turnaround plan, we anticipate charges ranging from $0.9 million to $2.0 million, primarily relating to employee separations, for the remainder of the fiscal 2005 year."

Giles added, "We are encouraged by the continuing strength experienced in the apparel and flexible materials market place, particularly in targeted growth markets. In the second quarter, we continued to focus on product development and improving our operations. We achieved good progress on the relocation of Gerber Coburn's manufacturing facility, now scheduled to be completed by January 31, 2005; exhibited five new products at trade shows; and implemented our enterprise resource planning system, SAP, in all but three locations as of November 1, 2004."

Giles continued, "With the Spandex restructuring underway, we are nearing the end of our turnaround plan that enabled us to reduce the Company's cost structure. However, the long-term growth of the Company is reliant on new products and new product development is very active in each of the Company's segments. The high level of new product development is encouraging, nevertheless it is a challenge to bring these new products to market on as timely a basis as we would like. Of the nine strategic new products we planned to launch this fiscal year, we currently expect five to ship by year end with the balance to ship early in fiscal 2006."

Of the aggregate second quarter pre-tax charges amounting to $3.9 million ($0.12 per diluted share), $3.6 million related to costs incurred through the re-engineering of the Company's Spandex business, which is a component of the Sign Making and Specialty Graphics segment. The remaining charges totaled $0.3 million and were incurred by the Company's Ophthalmic Lens Processing segment. The charges included $1.5 million of inventory write-downs, $0.8 million of fixed asset impairments, $0.7 million of additional bad debt expense, and $0.9 million of other operating charges. The inventory charge primarily related to changes in market value estimates of used equipment inventory, which were largely caused by the shorter product life cycle of ink jet imaging products. The balance of the inventory charge related to changes in market value estimates for aftermarket inventory identified as in excess of Spandex's requirements. The bad debt expense was related to management turnover at one of Spandex's businesses. The other operating charges of $0.9 million included adjustments relating to prior periods in the amount of $0.6 million. The Company has concluded that the adjustments related to the prior periods were not material and do not change, either individually or in the aggregate, the earnings trends for those periods affected or a fair presentation of the Company's results of operations and financial condition. Of the aggregate pre-tax charges, $0.2 million were recorded as a reduction of product sales, $1.9 million in cost of products sold, and $1.8 million in selling, general, and administrative expenses.

Fiscal 2005 Second Quarter Consolidated Results

Fiscal 2005 second quarter revenue and order entry were $131.4 million and $131.3 million, respectively, compared with $130.3 million and $131.0 million for the fiscal 2004 second quarter. Foreign currency translation had the effect of increasing revenue approximately $5.7 million for the fiscal 2005 second quarter over the fiscal 2004 second quarter. Adjusting for the currency effect, fiscal 2005 second quarter revenue decreased by $4.5 million from the prior year comparable period. Higher business volume within the Apparel and Flexible Materials segment was more than offset by lower volume in the Sign Making and Specialty Graphics and Ophthalmic Lens Processing segments.

Fiscal 2005 second quarter gross profit margin of 33.0 percent decreased 1.4 percentage points from the gross profit margin for the fiscal 2004 second quarter. The gross margin declined 0.6 percentage points after adjusting for service costs recorded as selling, general, and administrative expenses in the fiscal 2004 second quarter. The service cost of sales adjustment was due to the Company's implementation on November 1, 2003 of SAP for the Ophthalmic Lens Processing segment. The lower gross margin was also attributable to operating charges of $2.1 million and lower business volume. The negative impact of these factors was partially offset by favorable foreign currency benefits and savings from cost reductions.

Fiscal 2005 second quarter operating income was $3.5 million lower than operating income for the fiscal 2004 second quarter. This decrease was attributable to the aggregate operating charges totaling $3.9 million, lower business volume, and increased expense related to Sarbanes-Oxley compliance. These effects were partially offset by favorable foreign currency benefits, savings from cost reductions, lower pension costs, and lower incentive bonus expense.

Fiscal 2005 second quarter interest expense decreased $1.5 million from the fiscal 2004 second quarter. The decrease was attributable to lower average debt balances and, to a lesser extent, lower weighted-average interest rates.

The Company recorded a tax benefit of $0.2 million in the fiscal 2005 second quarter, which reflected a consolidated effective tax rate of 17.2 percent. The difference from the United States statutory rate of 35 percent was primarily attributable to benefits related to export sales and foreign tax planning strategies. In the fiscal 2004 second quarter, the Company recorded a tax benefit of $2.0 million, which included a $2.2 million benefit associated with the favorable resolution of a prior year foreign tax issue.

Fiscal 2005 Second Quarter Segment Results

For the fiscal 2005 second quarter, segment profit, which is defined as segment earnings before interest and taxes (see attached "Segment Information" table), decreased to $4.4 million from $9.1 million for the fiscal 2004 second quarter.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported fiscal 2005 second quarter revenue of $69.4 million, which represented a decrease of $2.1 million from the fiscal 2004 second quarter. Foreign currency translation had the effect of increasing revenue by $4.3 million in the fiscal 2005 second quarter versus the prior year comparable period. Adjusting for the effect of foreign currency translation, the decrease was the result of ink jet imaging product development delays, difficulties associated with O.E.M.-supplied ink jet imaging products, and declining sales of the Company's thermal imaging products because of ink jet competition. To spur growth in this segment, the Company continues to develop new ink jet imaging products and strengthen its O.E.M. vendor relationships. The fiscal 2004 second quarter also included revenue of $0.8 million representing sales to a large office supply retailer that did not, and were not expected to, recur in fiscal 2005.

Fiscal 2005 second quarter segment profit decreased $5.5 million from the fiscal 2004 second quarter. The decrease was primarily attributable to the operating charges of $3.6 million and the impact of lower business volume. The negative effects of these factors were partially offset by savings from cost reductions, lower pension costs, favorable foreign currency benefits, and lower incentive bonus expense.

Apparel and Flexible Materials

The Apparel and Flexible Materials segment reported fiscal 2005 second quarter revenue of $43.9 million, which represented an increase of $5.6 million over the fiscal 2004 second quarter. Foreign currency translation had the effect of increasing revenue by $1.1 million in the fiscal 2005 second quarter over the prior year comparable period. The higher revenue occurred across all product lines and was particularly strong in targeted growth markets, including China, Turkey, and Eastern Europe. Growth continued in Asia and Eastern Europe and was stimulated by strength in end-user markets and, with respect to Europe, competitive advantage resulting from the weakness of the U.S. dollar. The Apparel and Flexible Materials segment's manufacturing costs are paid predominantly in U.S. dollars, which have become relatively less expensive than European-based currencies, thereby providing competitive pricing benefits.

Fiscal 2005 second quarter segment profit increased $2.0 million over the fiscal 2004 second quarter. The increase was primarily attributable to higher business volume, favorable foreign currency benefits, lower pension costs, and lower incentive bonus expense. Competitive pricing implemented in targeted growth markets partially offset the positive impact of the foregoing factors.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported fiscal 2005 second quarter revenue of $18.1 million, which represented a decrease of $2.4 million from the fiscal 2004 second quarter. Foreign currency translation had the effect of increasing revenue by $0.3 million in the fiscal 2005 second quarter over the prior year comparable period. The lower revenue primarily resulted from new product launch delays and the related dampening effect on sales of existing products.

Fiscal 2005 second quarter segment profit decreased $1.2 million from the fiscal 2004 second quarter because of the lower business volume, price discounting, and operating charges totaling $0.3 million. Lower restructuring charges in the fiscal 2005 second quarter compared to the prior year comparable period partially offset the negative effect of these factors.

Corporate Expenses

Fiscal 2005 second quarter Corporate expenses, net of other income, decreased to $4.0 million from $5.1 million in the fiscal 2004 second quarter. Lower insurance, legal, and pension expenses and fewer losses incurred on the translation of foreign currency-denominated transactions contributed to the decrease. Higher costs for Sarbanes-Oxley, including compliance relating to internal control over financial reporting, partially offset the impact of the foregoing factors.

Financial Condition

During the first six months of fiscal 2005, the Company reduced its total debt by $5.3 million. Cash provided by operating activities was $8.0 million in the fiscal 2005 six-month period compared to a $0.4 million use of cash during the first six months of fiscal 2004. This variance was primarily attributable to incentive bonus payments made during the fiscal 2004 first quarter that did not recur in fiscal 2005.

At October 31, 2004, the Company had $6.3 million in cash and cash equivalents and $53.7 million in total debt. The Company's net debt (defined as total debt less cash and cash equivalents) declined $5.2 million during the fiscal 2005 six-month period to $47.4 million at October 31, 2004, while the ratio of net debt-to-total capital (defined as the sum of net debt and shareholders' equity) was 27.7 percent at October 31, 2004 compared to 30.9 percent at April 30, 2004.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, restructuring and other charges, cost savings, operational efficiencies and other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the quarter ended July 31, 2004 and its annual report on Form 10-K for the fiscal year ended April 30, 2004, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates that could cause the Company's financial results to be volatile, and compliance with financial covenants associated with the Company's primary credit facilities. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,

In thousands (except per share amounts)	2004	2003	2004	2003
Revenue:
Product sales	$ 115,005	$ 115,747	$ 225,949	$ 230,436
Service sales	16,411	14,538	33,153	28,806
	131,416	130,285	259,102	259,242
Costs and Expenses:
Cost of products sold	78,420	77,701	152,379	155,336
Cost of services sold	9,629	7,820	19,345	15,314
Selling, general and administrative	35,311	32,714	68,199	65,747
Research and development	6,108	6,435	12,221	12,626
Restructuring charges	351	486	2,245	486
	129,819	125,156	254,389	249,509
Operating income	1,597	5,129	4,713	9,733

Other expense, net	(1,238)	(1,137)	(1,436)	(2,153)
Interest expense	(1,673)	(3,212)	(3,750)	(6,315)

Earnings (loss) before income taxes	(1,314)	780	(473)	1,265
Provision (benefit) for income taxes	(226)	(1,982)	(82)	(1,860)
Net earnings (loss)	$ (1,088)	$ 2,762	$ (391)	$ 3,125
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Earnings (loss) per share of common stock:
Basic	$ (.05)	$ .12	$ (.02)	$ .14
Diluted	$ (.05)	$ .12	$ (.02)	$ .14

Dividends	$ ---	$ ---	$ ---	$ ---

Average shares outstanding:
Basic	22,267	22,193	22,251	22,183
Diluted	22,267	22,455	22,251	22,464

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands, except share data	October 31, 2004	April 30, 2004
Assets:
Current Assets:
Cash and cash equivalents	$ 6,290	$ 6,371
Accounts receivable, net of allowance for doubtful accounts of $10,414 and $7,812, respectively	91,317	90,453
Inventories	52,934	49,696
Deferred income taxes	4,627	3,930
Prepaid expenses and other current assets	7,332	7,377
	162,500	157,827
Property, Plant and Equipment	128,823	124,385
Less accumulated depreciation	86,993	81,811
	41,830	42,574
Intangible Assets:
Goodwill	51,649	50,910
Prepaid pension cost	1,989	1,989
Patents and other intangible assets, net of accumulated amortization	5,789	6,111
	59,427	59,010
Deferred Income Taxes	22,183	19,738
Other Assets	6,947	7,737
	$ 292,887	$ 286,886
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Liabilities and Shareholders' Equity
Current Liabilities:
Short-term line of credit	$ ---	$ 124
Current portion of long-term debt	21,180	12,509
Accounts payable	42,129	43,397
Accrued compensation and benefits	16,899	14,334
Other accrued liabilities	19,388	17,135
Deferred revenue	13,960	13,514
Advances on sales contracts	610	1,028
	114,166	102,041
Noncurrent Liabilities:
Accrued pension benefit liability	17,375	15,264
Other liabilities	5,358	5,467
Long-term debt	32,515	46,512
	55,248	67,243
Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, $0.01 and no par value, respectively; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $0.01 and $1.00 par value, respectively; authorized 100,000,000 and 65,000,000 shares, respectively; issued 22,974,867 and 22,935,638 shares, respectively	230	22,936
Paid-in capital	65,990	43,408
Retained earnings	73,055	73,446
Treasury stock, at cost (695,517 and 713,853 shares, respectively)	(14,302)	(14,679)
Unamortized value of restricted stock grants	(119)	(81)
Accumulated other comprehensive loss	(1,381)	(7,428)
	123,473	117,602
	$ 292,887	$ 286,886
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GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Six Months Ended October 31,
In thousands	2004	2003
Cash Provided by (Used for):
Operating Activities:
Net earnings (loss)	$ (391)	$ 3,125
Adjustments to reconcile net earnings (loss) to cash provided by (used for) operating activities:
Depreciation and amortization	6,014	5,926
Restructuring charges	2,245	486
Deferred income taxes	(3,093)	(1,855)
Other non-cash items	1,288	1,370
Changes in operating accounts:
Receivables	2,978	1,101
Inventories	(2,106)	677
Prepaid expenses	296	(1,520)
Accounts payable and accrued liabilities	758	(9,671)

Provided by (Used for) Operating Activities:	7,989	(361)

Investing Activities:
Additions to property, plant and equipment	(3,061)	(1,654)
Intangible and other assets	(238)	(567)
Proceeds from sale of promissory note	---	994

(Used for) Investing Activities	(3,299)	(1,227)

Financing Activities:
Borrowings under Term Loans	---	65,000
Repayments of borrowings under Term Loans	(13,997)	(1,296)
Net change in revolvers	8,671	(68,866)
Net short-term financing	(126)	---
Debt issue costs	---	(5,604)
Exercise of stock options	142	71
Other common stock activity	(119)	44

(Used for) Financing Activities	(5,429)	(10,651)

Effect of exchange rate changes on cash	658	1,222

(Decrease) in Cash and Cash Equivalents	(81)	(11,017)
Cash and Cash Equivalents, Beginning of Period	6,371	20,697

Cash and Cash Equivalents, End of Period	$ 6,290	$ 9,680
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GERBER SCIENTIFIC, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Unaudited)

In thousands	Three Months Ended October 31,		Six Months Ended October 31,

Segment revenue:	2004	2003	2004	2003
Sign Making and Specialty Graphics	$ 69,418	$ 71,472	$138,143	$144,313
Apparel and Flexible Materials	43,933	38,378	83,697	75,985
Ophthalmic Lens Processing	18,065	20,435	37,262	38,944
	$131,416	$130,285	$259,102	$259,242
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Segment profit (loss):
Sign Making and Specialty Graphics	$ (979)	$ 4,509	$ 1,481	$ 9,578
Apparel and Flexible Materials	6,176	4,178	10,737	7,151
Ophthalmic Lens Processing	(809)	392	(1,402)	351
	4,388	9,079	10,816	17,080
Corporate expenses, net of other income	(4,029)	(5,087)	(7,539)	(9,500)
Interest expense	(1,673)	(3,212)	(3,750)	(6,315)
Earnings (loss) before income taxes	$ (1,314)	$ 780	$ (473)	$ 1,265
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Segment profit for the three and six months ended October 31, 2003 included restructuring charges of $172 for the Sign Making and Specialty Graphics operating segment and $314 for the Ophthalmic Lens Processing operating segment.

Segment profit for the three and six months ended October 31, 2004 included net restructuring charges of $277 and $721, respectively, for the Sign Making and Specialty Graphics operating segment, $26 and $42, respectively, for the Apparel and Flexible Materials operating segment, and $48 and $1,482, respectively, for the Ophthalmic Lens Processing operating segment.